Exhibit 10(g)

                                                           July 25, 2000

OTR Express, Inc.
804 N. Meadowbrook Drive
Olathe,  KS  66062

Attn: Mr. Bill Ward, President

Re: Extension of Payments Under Commercial Loan Agreements

This letter is in response to OTR Express, Inc's ("OTR Express") request to Navistar Financial Corporation ("Lender") to extend ninety days of loan payments due Lender and move such payments to the last payment due under the agreements. OTR Express has represented to NFC that they will not be able to meet their scheduled loan payments when they became due in July, August, and September of 2000 or the equivalent of a ninety-day extension.

Reference is made to those certain Commercial Loan Agreements of various dates by and between Navistar Financial Corporation ("Lender") and OTR Express. All of the foregoing Commercial Loan Agreements are collectively hereinafter referred to as the "Loan Agreements". Each Loan Agreement provides that each monthly payment is due by the date specified in each loan agreement and on the same day of each month thereafter with past due interest accrued from the due date of each payment if payment is not received by NFC within ten (10) days from each due date.

As of the date of this letter, Lender has not received a payment on any of the Loan Agreements since July 14th, 2000. The representation that Borrower is unable to meet its debt obligations and the failure to timely pay Lender in accordance with the terms of the Loan Agreements constitute a default under the Loan Agreements. The existence of such defaults gives Lender various rights, including, but not limited to, the right to declare the unpaid principal amount, accrued interest, and late charges due and owing Lender under the Loan Agreements immediately due and payable, and to exercise all other rights and remedies set forth in the Loan Agreements and under applicable law.

Each Loan Agreement provides that the Vehicles securing each individual Loan Agreement also secures all other indebtedness and amounts due and owing Lender by Borrower. Lender will maintain its security interest in all the Vehicles for all indebtedness due and owing it by Borrower.

Lender, in the exercise of its discretion, without waiving the aforementioned defaults, or waiving any remedies available to it, will be willing to forebear in exercising or enforcing rights and remedies under the Loan Agreements and applicable law, subject to:

   1) Borrower agreeing to the following payment schedule with respect to the Loan Agreements:

      a) Lender will defer to the end of each respective Loan Agreement, the scheduled July, August, and September, 2000, or a three (3) month equivalent payment under each Loan Agreement all as described in more specific detail on Schedule A attached to and forming a part of this Agreement. The scheduled amount due under each Loan Agreement for July, August, and September 2000, or a three (3) month equivalent will be extended to the end of each Loan Agreement.

      b) Borrower will pay the full scheduled amounts to Lender due under the Loan Agreements for the months of October, 2000 or the equivalent and each month thereafter. Such payments will be due and owing to Lender on the date as presently exists on each Loan Agreements.

      c) In consideration of Lender agreeing to extend such payments, Borrower will pay to Lender no later that August 1st, 2000 $105,057.44 and August 15th, 2000 another $105,057.44, and September 15th, 2000 $105,057.46

   2) Lender will expect all amounts due and owing to be made on a timely basis and in good and collected funds. A failure to pay Lender the amounts described in Section 1.c above described herein, will give Lender the option to immediately and without notice, terminate its forbearance.

   3) Since all the collateral pledged to the Lender secures all the indebtedness due and owing Lender, Lender will not release its interest in any of the collateral.

   4) This agreement and the Schedule A attached will constitute the documentation which will amend each Loan Agreement.

Lenders forbearance and agreement to extend the July, August, and September 2000 or the three (3) month equivalent payments due Lender is subject to immediate modification and revision if Borrower grants any other lender (for which Borrower is negotiating payment relief) more favorable terms, provisions or conditions relative to its restructuring of its indebtedness than it has done with Lender.

Please note that Lender's forbearance does not constitute an election of remedy or a waiver by Lender of any of its rights and remedies under the Loan Agreements or applicable law. Lender reserves the rights to exercise any or all of its rights and remedies existing if further defaults occur under any one of the Loan Agreements, or if Borrower does not comply with the terms of this Agreement.

The terms of Lenders forbearance as contained herein will be effective until Tuesday August 2nd, 2000. If Lender does not receive Borrower's acceptance and acknowledgement of the terms and conditions contained in this Agreement by the close of business on Tuesday August 2nd, 2000 such forbearance will be voidable by Lender.

We anticipate your acceptance of the terms contained herein.


                                                 Sincerely,
                                                 /s/ Richard Curtiss

                                                 Rick Curtiss
                                                 District Operations Manager

Dw

Enc

Cc:  Justin Scheuchenzuber
     Chuck McGrath
     Gary Webb
     Gary M Zimmerman, Esq.


Accepted and Agreed:

OTR Express, Inc.

By:/s/ William P. Ward
       President